                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            CMS ENERGY CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                               [CMS ENERGY LOGO]

                             CMS ENERGY CORPORATION
               CALL AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1998

To the Shareholders of CMS Energy Corporation:

    The annual meeting of shareholders of CMS Energy Corporation will be held on Friday, the 22nd day of May 1998, at 10:30 A.M., Eastern Daylight Savings Time, at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan 48124 for the following purposes:

    (1) Electing a Board of Directors of 10 members;

    (2) Ratifying the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of CMS Energy Corporation for the year ending December 31, 1998;

    (3) Considering the shareholder proposal set forth in the accompanying proxy statement, if properly presented at the meeting; and

    (4) Transacting such other business as may properly come before the meeting.

    The annual report to the shareholders for the year 1997, including financial statements, has been furnished to you.

    The Board of Directors has fixed March 25, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the annual meeting and will be entitled to vote on all matters that come before the meeting. The Board of Directors requests that you sign and date the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

                                         By order of the Board of Directors,

                                         Thomas A. McNish, Secretary

CMS Energy Corporation
Fairlane Plaza South
Suite 1100
330 Town Center Drive
Dearborn, Michigan 48126
April 20, 1998

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

    The Board of Directors solicits your proxy for use at this year's annual meeting. The shares represented by your proxy will be voted as you direct if the proxy is signed and returned prior to the meeting. You may revoke your proxy at any time before it is exercised, provided that you so notify the Secretary of CMS Energy Corporation (the "Corporation") in writing before the proxy is exercised.

    As of December 31, 1997, the Corporation's outstanding Common Stock consisted of a total of 109,011,264 shares. This total consisted of 100,792,498 shares of the Corporation's Common Stock, $.01 par value, and 8,218,766 shares of the Corporation's Class G Common Stock, no par value. Each outstanding share is entitled to one vote on all matters which may come before the annual meeting. All shares represented by signed proxies will be voted at the annual meeting.

    The Corporation has received a copy of Schedule 13G filed with the Securities and Exchange Commission ("SEC") by Brinson Partners, Inc., 209 South LaSalle, Chicago, Illinois 60604, which indicates holdings of 7,594,225 shares representing 7.0% of the outstanding Common Stock of the Corporation. This form indicates that the shares were purchased in a fiduciary capacity in the ordinary course of business for investment purposes. The Corporation has also received a copy of Schedule 13G filed with the SEC by American Express Company, American Express Tower, 200 Vesey Street, New York, New York 10285 and by American Express Financial Corporation, IDS Tower 10, Minneapolis, Minnesota 55440. This form indicates that holdings of 5,581,800 shares, representing 5.1% of the outstanding Common Stock of the Corporation, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of management, no other person owns beneficially more than 5% of any class of the Corporation's outstanding voting securities.

    The determination of approval of corporate action by the shareholders is based on votes "for" and "against". Abstentions and broker non-votes are not counted as "against" votes but are counted in the determination of a quorum.

                      NOMINEES FOR ELECTION AS MEMBERS OF
                             THE BOARD OF DIRECTORS

    The nominees for directors of the Corporation and Consumers Energy Company ("Consumers") will hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder withholds authority to vote for the election of directors as provided in the proxy, the returned proxy will be voted for the listed nominees. The Board of Directors has no reason to believe that the persons named will not be available but in the event any nominee is unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. All of the nominees are presently serving as directors.

                          WILLIAM T. MCCORMICK, JR., 53, has served as Chairman of the
WILLIAM T. MCCORMICK      Board and Chief Executive Officer of the Corporation since
[PHOTO]                   it was incorporated in February 1987 and as Chairman of the
                          Board of Consumers since November 1985. Until January 1992 he was also CEO of Consumers, and until December 1987, he
                          was also President of the Corporation and of Consumers. He is a director of First Chicago NBD Corporation, Rockwell
                          International Corporation, and Schlumberger Ltd. He has been a director of the Corporation since 1987 and of Consumers
                          since 1985.

                          JOHN M. DEUTCH, 59, has served since 1997 as Institute
JOHN M. DEUTCH [PHOTO]    Professor of Massachusetts Institute of Technology (MIT),
                          Cambridge, Massachusetts. Previously, he served as Director of the Central Intelligence Agency from 1995 through 1996, as U.S. Deputy Secretary of Defense from 1994 to 1995, and as Undersecretary of the U.S. Department of Defense from
                          1993 to 1994. Dr. Deutch had served as Institute Professor of MIT from 1990 through 1993. He is a director of Citicorp,
                          Schlumberger Ltd., ARIAD Pharmaceuticals, Inc., and Cummins
                          Engine Company, Inc. He has been a director of the
                          Corporation and of Consumers since 1997. He had previously served as a director of the Corporation and of Consumers
                          from 1986 to 1993, when he resigned following his
                          confirmation as Undersecretary of Defense.

                          JAMES J. DUDERSTADT, 55, has been President Emeritus and
JAMES J. DUDERSTADT       University Professor of Science and Engineering at the
[PHOTO]                   University of Michigan, Ann Arbor, Michigan, since 1996. Dr.
                          Duderstadt also serves as President of the Michigan Virtual
                          Auto College, a state university affiliated with the
                          University of Michigan. He served as the President of the
                          University of Michigan from 1988 to 1996. He is a director of Unisys Corporation and serves on the Executive Council of the National Academy of Engineering. He has been a Director of the Corporation and of Consumers since 1993.

                          KATHLEEN R. FLAHERTY, 46, has served since 1997 as Senior
KATHLEEN R. FLAHERTY      Vice President, Product Architecture for MCI Communications
[PHOTO]                   Corporation, Washington, D.C., a provider of global
                          telecommunications services. Previously, she served from
                          1995 to 1997 as National Business Marketing Director for
                          British Telecom. Prior to that, she served from 1993 to 1995 as Corporate Senior Vice President of MCI Communications
                          Corporation, and as Senior Vice President, Worldwide Sales
                          and Marketing, of Concert Management Services, Inc., a joint venture with British Telecom. She has been a director of the
                          Corporation and of Consumers since 1995.


                          VICTOR J. FRYLING, 50, has served as Chief Operating Officer
VICTOR J. FRYLING [PHOTO] of the Corporation since 1996 and as President of the
                          Corporation since 1992. In addition, he was elected Vice
                          Chairman of Consumers in 1992. He is a charter member of the
                          U.S.--Argentina Business Development Council. He has been a director of the Corporation and of Consumers since 1990.

                          EARL D. HOLTON, 64, has served since 1980 as President of
EARL D. HOLTON [PHOTO]    Meijer, Inc., a Grand Rapids, Michigan based operator of
                          food and general merchandise centers. He is a director of
                          Meijer, Inc. and Old Kent Financial Corporation. He has been a director of the Corporation and of Consumers since 1989.

                          WILLIAM U. PARFET, 51, has served since 1995 as Co-Chairman
WILLIAM U. PARFET [PHOTO] of MPI Research, Mattawan, Michigan, a research laboratory conducting risk assessment toxicology studies. Previously, he served from 1993 to 1996 as President and Chief Executive
                          Officer of Richard-Allan Medical Industries. Prior to that, he served as Vice Chairman of The Upjohn Company from 1992 to 1993. He is a director of Pharmacia & Upjohn, Inc.,
                          Stryker Corporation, and Sybron International Corporation.
                          He is also a Commissioner of the Michigan Department of
                          Natural Resources. He has been a director of the Corporation and of Consumers since 1991.


                          PERCY A. PIERRE, 59, has served since 1990 as Professor of
PERCY A. PIERRE [Photo]   Electrical Engineering, Michigan State University, East
                          Lansing, Michigan. He also served as Vice President for
                          Research and Graduate Studies at Michigan State University
                          from 1990 to 1995. Dr. Pierre is a former Assistant
                          Secretary of the Army for Research, Development and
                          Acquisition. He is also a former President of Prairie View
                          A&M University. He is a director of Old Kent Financial
                          Corporation, the Whitman Education Group, and the Aerospace
                          Corporation. He has been a director of the Corporation and of Consumers since 1990.

                          KENNETH WHIPPLE, 63, has served since 1988 as Executive Vice
KENNETH WHIPPLE [PHOTO]   President of Ford Motor Company, Dearborn, Michigan, a
                          world-wide automotive manufacturer, and President of the
                          Ford Financial Services Group. In addition, he has served
                          since 1997 as Chairman and Chief Executive Officer of Ford
                          Motor Credit Company. He previously served as Chairman and
                          Chief Executive Officer of Ford of Europe, Inc. from 1986 to
                          1988. He has been a director of the Corporation and of
                          Consumers since 1993.

                          JOHN B. YASINSKY, 58, has served as Chairman, Chief
JOHN B. YASINSKY [PHOTO]  Executive Officer and President since 1995, President and
                          Chief Executive Officer from 1994 to 1995, and President and
                          Chief Operating Officer from 1993 to 1994 of GenCorp,
                          Fairlawn, Ohio, a manufacturer of aerospace, automotive and polymer products. Previously, he served as Group President of Westinghouse Electric Corporation in 1993 and as
                          President of Westinghouse Power Systems from 1990 to 1993.
                          He is a director of GenCorp. He has been a director of the
                          Corporation and of Consumers since 1994.

                         MANAGEMENT SECURITY OWNERSHIP

    The following chart sets forth the ownership of the Corporation's Common Stock by the directors and executive officers:

                                                Shares
                  Name                    Beneficially Owned*
                  ----                    -------------------
William T. McCormick, Jr. ..............        207,428
John M. Deutch..........................          2,900
James J. Duderstadt.....................          2,564
Kathleen R. Flaherty....................          2,576
Victor J. Fryling.......................        107,651
Earl D. Holton..........................         10,969
William U. Parfet.......................         11,500
Percy A. Pierre.........................          3,915
Kenneth Whipple.........................          3,500
John B. Yasinsky........................          4,594
David W. Joos...........................         48,061
Alan M. Wright..........................         35,440
Paul A. Elbert..........................         60,254
All Directors and Executive Officers....        794,921

    * In addition to the shares shown above, Messrs. McCormick, Fryling, Joos, Wright, Elbert, and other executive officers own options to acquire 417,000; 221,500; 42,000; 34,000; 38,000; and 423,267 shares, respectively.

    Shares shown as beneficially owned include (1) shares to which a person has or shares voting power and/or investment power, and (2) the number of shares and share equivalents represented by interests in the Employees' Savings and Incentive Plan, the Deferred Salary Savings Plan, the Performance Incentive Stock Plan, and the Directors' Deferred Compensation Plan as of December 31, 1997. Both CMS Energy Corporation Common Stock and CMS Energy Corporation Class G Common Stock are included in the calculation of Shares Beneficially Owned. Mr. McCormick, Mr. Duderstadt, Ms. Flaherty, Mr. Fryling, Mr. Holton, Mr. Whipple, Mr. Joos, Mr. Wright, Mr. Elbert, and all other executive officers as a group own 3,000; 100; 400; 1,500; 548; 1,000; 3,137; 709; 17,233; and 2,639 shares, respectively, of Class G Common Stock. One executive officer has disclaimed beneficial ownership of 11,283 shares of Common Stock and 150 shares of Class G Common Stock on which he has no voting or investment power. The directors each own 10 shares of Preferred Stock of Consumers as qualifying shares. Two executive officers own a total of 2,200 shares of non-voting Preferred Stock of Consumers. No other executive officer owns shares of Consumers Preferred Stock. The directors and executive officers together own less than 1% of the outstanding shares of the Corporation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Federal securities laws require the Corporation's directors and executive officers, and persons who own more that 10% of the Corporation's Common Stock, to file with the SEC reports of ownership and changes in ownership of any securities or derivative securities of the Corporation. To the Corporation's knowledge, during the year ended December 31, 1997 the Corporation's officers and directors made all required filings.

      BOARDS OF DIRECTORS AND COMMITTEES OF THE CORPORATION AND CONSUMERS

    The Board of Directors of the Corporation met 11 times and Consumers' Board of Directors met 11 times during 1997. All incumbent directors attended more than 75% of the board and assigned committee meetings during 1997.

                                AUDIT COMMITTEES

    Members: William U. Parfet (Chair), John M. Deutch, James J. Duderstadt,
             Percy A. Pierre, and John B. Yasinsky.

    Meetings during 1997: Corporation 3 -- Consumers 3

    These committees meet with representatives of the independent public accountants from time to time during the year and after the completion of the annual audit of the Corporation's and Consumers' financial statements to review and discuss such audit, internal controls and other appropriate matters; review the activities of the Internal Audit Department; review the relationship of the Corporation's and Consumers' independent public accountants with the Corporation and Consumers insofar as they perform nonaudit services; and review and recommend to the Boards of Directors the appointment of independent public accountants.

                             NOMINATING COMMITTEES

    Members: John M. Deutch (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Percy A. Pierre, and Kenneth Whipple.

    Meetings during 1997: Corporation 2 -- Consumers 2

    These committees conduct a continuing study of the size, structure, composition and compensation of the Boards; seek out possible candidates to fill Board positions; aid in attracting qualified candidates to the Boards; recommend annually, prior to the solicitation of proxies, a slate of qualified candidates for election to the Boards at the annual meeting and, in case of any vacancies on the Boards, candidates to fill those vacancies; review periodically and recommend to the Boards of Directors modifications, as appropriate, to the director tenure policy; and determine from time to time criteria for selection and retention of Board members. The committees consider shareholders' recommendations of nominees for election to the Boards of Directors. The recommendations must be accompanied by the consent of each of the recommended nominees to act as a director. Shareholders should send their written recommendations of nominees to: Mr. Thomas A. McNish, Corporate Secretary, CMS Energy Corporation, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                    ORGANIZATION AND COMPENSATION COMMITTEES

    Members: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth
             Whipple, and John B. Yasinsky.

    Meetings during 1997: Corporation 4 -- Consumers 4

    These committees review the executive organization of the Corporation and of Consumers from time to time; review from time to time the salaries and other compensation of all the officers of the Corporation and of Consumers; monitor the development of personnel for availability to fill key management positions as vacancies occur, establish goals annually for the Executive Incentive Compensation Plan; review and approve the incentive compensation payment schedule; review and approve grants under the Executive Stock Option and Stock Appreciation Rights Plan; administer the Corporation's Performance Incentive Stock Plan; and report to the Boards of Directors with respect to the committees' recommendations.

             ENVIRONMENTAL AND CORPORATE RESPONSIBILITY COMMITTEES

    Members: Percy A. Pierre (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Earl D. Holton, and John B. Yasinsky.

    Meetings during 1997: Corporation 1 -- Consumers 1

    These committees make recommendations to the Boards of Directors regarding significant environmental matters affecting the Corporation's and Consumers' operations; advise the Boards on the adoption and evaluation of policies designed to maintain the Corporation's and Consumers' position of corporate responsibility; review and monitor the Corporation's and Consumers' policies and objectives related to equal employment opportunities; review the Corporation's and Consumers' policies to comply with federal and state laws and regulations affecting personnel matters; and review the Corporation's and Consumers' policies related to contributions and support of charitable, educational and community organizations.

                              EXECUTIVE COMMITTEES

    Members: William T. McCormick, Jr. (Chair), John M. Deutch, Victor J.
             Fryling, Earl D. Holton, William U. Parfet, Percy A. Pierre and Kenneth Whipple.

    Meetings during 1997: Corporation 1 -- Consumers 1

    These committees exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards of Directors, subject to such limitations as are provided by law or by resolution of the Boards.

                         FINANCE AND PENSION COMMITTEES

    Members: Kenneth Whipple (Chair), Kathleen R. Flaherty, Victor J. Fryling,
             Earl D. Holton, and William U. Parfet.

    Meetings during 1997: Corporation 1 -- Consumers 2

    These committees give advice and counsel to the officers of the Corporation and Consumers with respect to the means for providing the funds required to carry out the Corporation's and Consumers' programs; review the financial policies including capitalization objectives, use of short-term financing and issuance of long-term securities; and recommend to the Boards of Directors financial policies for the Corporation and Consumers. In addition, the committee of Consumers reviews the investment policies for all employee benefit funds with respect to assets being managed, including adequacy of funding; reviews quarterly the investment performance of each of the investment managers for all employee benefit funds of Consumers; reports to the Board of Directors on findings regarding selection and retention of managers; and reviews the administration of the employee benefit plans.

                           COMPENSATION OF DIRECTORS

    Directors who are not officers of the Corporation or Consumers received in 1997 an annual retainer fee of $30,000, and $1,250 for attendance at each Board meeting and $750 for attendance at each committee meeting. Committee chairs receive $1,000 for attendance at each committee meeting. Retainer and attendance fees are set by the Boards of Directors. In 1997, Dr. Deutch was granted 800 shares of Common Stock of the Corporation with a fair market value at time of grant of $25,500. All other Directors were granted 200 restricted shares of Common Stock of the Corporation with a fair market value at time of grant of $6,375. All Directors, including Dr. Deutch, were vested in 400 restricted shares of Common Stock of the Corporation with a fair market value at the time of vesting of $13,350. 400 shares of restricted stock will vest in 1998 for those Directors who continue to serve. Directors are reimbursed for expenses incurred in attending Board or committee meetings. Directors who are officers of the Corporation or Consumers do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Pursuant to the Directors' Deferred Compensation Plan, a Director of the Corporation or Consumers who is not an officer may at any time prior to a calendar year in which a retainer and fees are to be earned, or at any time during the year prior to the month in which a retainer and fees are earned, may irrevocably elect to defer payment for that year, or a portion thereof, through written notice to the Corporation or Consumers, of all or half of any of the retainer and fees which would otherwise be paid to the Director, to a time following the Director's retirement from the Board of Directors. Any amount deferred will either (a) accrue interest at either the prime rate or the rate for 10-year Treasury Notes (whichever is greater), (b) be treated as if it were invested as an optional cash payment in the Corporation's Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed in a lump sum or in five or ten annual installments in cash. Outside Directors who retire with five years of service on the Board will receive monthly retirement payments equal to the retainer. These payments will continue for a period of time equal to their years of service on the Board. All benefits will cease at the death of the retired Director. Outside Directors are offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and the Corporation and Consumers pay the premiums associated with participation by Directors. The imputed income for the life insurance coverage in 1997 was: Messrs. Deutch, $743; Duderstadt, $663; Holton, $1,180; Parfet $548; Pierre, $761; Whipple, $1,180; and Yasinsky, $761.

                             EXECUTIVE COMPENSATION

    The following charts contain information concerning annual and long-term compensation and awards of stock options and restricted stock under the Corporation's Performance Incentive Stock Plan. The charts include the Chairman of the Board and the next four most highly compensated executive officers in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                  Long-Term Compensation(1)
                                                           ---------------------------------------
                                                                     Awards              Payouts
                                           Annual          --------------------------   ----------
                                        Compensation       Restricted      Securities   Long-Term
                                     -------------------     Stock         Underlying   Incentive       All Other
Name and Principal Position   Year    Salary     Bonus       Awards         Options     Payouts(2)   Compensation(3)
---------------------------   ----    ------     -----     ----------      ----------   ----------   ---------------
William T. McCormick, Jr.     1997   $840,000   $725,000                     67,000      $776,358        $25,200
Chairman and CEO,             1996    780,000    700,000                     50,000       493,291         23,400
Corporation and Chairman,     1995    750,000    560,000                     40,000       166,765         22,500
Consumers
Victor J. Fryling             1997    595,000    438,250                     40,000       450,297         17,850
President and COO,            1996    550,000    429,000                     30,000       246,165         16,500
Corporation and Vice          1995    495,000    350,000                     24,000        82,714         14,850
Chairman, Consumers
David W. Joos                 1997    343,750    252,260    $539,062(4)      20,000       175,914         10,312
President and CEO --          1996    287,500    205,130                     16,000        84,393          8,625
Electric, Consumers           1995    240,000    154,250                     12,000        25,938          7,200
Alan M. Wright                1997    318,000    216,210                     18,000       228,275          9,540
Senior Vice President and     1996    289,583    184,820                     16,000       124,897          8,687
CFO, Corporation and          1995    255,000    170,000                     12,000        45,292          1,912
Consumers
Paul A. Elbert                1997    288,125    236,600     539,062(4)      14,000(5)    188,850          8,640
President and CEO --          1996    254,000    171,730                     12,000(5)    105,560          7,620
Gas, Consumers                1995    240,000    154,250                     12,000(5)     41,357          7,200

(1) Aggregate non-performance based restricted stock granted prior to 1997 held as of December 31, 1997 by named officers was: Victor J. Fryling, 15,000 shares, with value based on market price on December 31, 1997 of $660,937.50. Regular dividends were paid on such restricted stock.

(2) Market value of common stock paid under the Corporation's Performance Incentive Stock Plan for three-year performance periods.

(3) Employer matching contribution to defined contribution plans.

(4) 15,000 shares each were awarded to Messrs. Joos and Elbert. These shares vest at a rate of 25% per year beginning in 1999.

(5) 50% of the securities underlying options awarded to Mr. Elbert are the Corporation's Common Stock, $0.01 par value. The remaining 50% are the Corporation's Class G Common Stock.

                            EMPLOYMENT ARRANGEMENTS

    Agreements with the executive officers named above and eight other senior executive officers provide for payments of two times annual cash compensation if there is a change of control and adverse change of responsibilities. The Corporation and Consumers also provide long-term disability insurance policies for all executive officers which would provide payment of 60% of compensation in the event of disability.

                             OPTION GRANTS IN 1997

                               Number of Securities   Percentage of Total   Exercise                 Grant Date
                                Underlying Options    Options Granted to    Price Per   Expiration    Present
            Name                     Granted           Employees in 1997      Share        Date       Value(1)
            ----               --------------------   -------------------   ---------   ----------   ----------
William T. McCormick, Jr. ...  67,000                        15.1           $35.9375     8/23/07      $427,460
Victor J. Fryling............  40,000                         9.0            35.9375     8/23/07       255,200
David W. Joos................  20,000                         4.5            35.9375     8/23/07       127,600
Alan M. Wright...............  18,000                         4.1            35.9375     8/23/07       114,840
Paul A. Elbert...............   7,000 Common                  1.6            35.9375     8/23/07        44,600
Paul A. Elbert...............   7,000 Class G                 1.6            19.4375     8/23/07        13,090

(1) The present value is based on the Black-Scholes Model, a mathematical formula used to value options traded on securities exchanges. The model utilizes a number of assumptions, including the exercise price, the underlying stock's volatility of 17.43% (18.05% for Class G Common Stock) using weekly closing prices for a five-year period prior to grant date, the dividend rate of $0.30 per quarter ($0.31 for Class G Common Stock) with 5% annual dividend growth, the term of the option, and the level of interest rates at 6.06%, equivalent to the rate of five-year Treasury Notes. However, the Model does not take into account a significant feature of options granted to employees under the Corporation's Plan, i.e., the non-transferability of options awarded.

   AGGREGATED OPTIONS/SARS EXERCISES IN 1997 AND YEAR-END OPTIONS/SARS VALUES

                                                                                                   Value of
                                                                              Number of           Unexercised
                                                                        Securities Underlying    In-the-Money
                                         Shares Acquired     Value      Unexercised Options/    Options/SARs At
                 Name                      On Exercise      Realized      SARs at Year End      Year End(1)(2)
                 ----                    ---------------    --------    ---------------------   ---------------
William T. McCormick, Jr...............  45,000            $1,034,331          417,000            $6,975,000
Victor J. Fryling......................       0                     0          221,500             3,652,406
David W. Joos..........................  32,000               313,312           42,000               484,375
Alan M. Wright.........................  21,000               204,000           34,000               361,250
Paul A. Elbert.........................  11,000 Common         42,219           19,000               179,125
Paul A. Elbert.........................       0 Class G             0           19,000               164,812

(1) All options/SARs listed in this table are exercisable. The named officers have no unexercisable options/SARs.

(2) Based on the December 31, 1997 closing price of the Corporation's Common Stock as shown in the report of the NYSE Composite Transactions ($44.0625). Mr. Elbert's Class G Common Stock is valued based on the December 31, 1997 closing price of $27.125.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1997

                                                                                       Estimated Future Payouts
                                                                                     Under Non-Stock Price-Based
                                                                                          Plans (Shares)(1)
                                          Number                   Period         ----------------------------------
                Name                     of Shares              Until Payout      Threshold      Target      Maximum
                ----                     ---------              ------------      ---------      ------      -------
William T. McCormick, Jr.............     34,000                 2-5 years          8,500        34,000      51,000
Victor J. Fryling....................     20,000                 2-5 years          5,000        20,000      30,000
David W. Joos........................     10,000                 2-5 years          2,500        10,000      15,000
Alan M. Wright.......................      9,000                 2-5 years          2,250         9,000      13,500
Paul A. Elbert.......................      3,500Common           2-5 years            875         3,500       5,250
Paul A. Elbert.......................      6,472Class G          2-5 years          1,618         6,472       9,708

(1) Under the Corporation's Performance Incentive Stock Plan, awards of restricted stock for the above officers vest at the rate of 25% per year after two years and are subject to achievement of specified levels of total shareholder return over a three-year period. The target number of shares as shown above will be earned if 100% of the targeted average 15% annual total shareholder return is achieved. The threshold number of shares will be earned on achievement of 40% of the target, and the maximum number of shares will be earned on achieving 140% of the target.

                               PENSION PLAN TABLE

    The following table shows the aggregate annual pension benefits at Normal Retirement Date presented on a straight life annuity basis under the Corporation's qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                  Years of Service
               ------------------------------------------------------
Compensation      15         20         25         30          35
------------   --------   --------   --------   --------   ----------
 $  400,000    $126,000   $168,000   $198,000   $228,000   $  258,000
    600,000     189,000    252,000    297,000    342,000      387,000
    800,000     252,000    336,000    396,000    456,000      516,000
  1,000,000     315,000    420,000    495,000    570,000      645,000
  1,200,000     378,000    504,000    594,000    684,000      774,000
  1,400,000     441,000    588,000    693,000    798,000      903,000
  1,600,000     504,000    672,000    792,000    912,000    1,032,000

    Regular, straight-time salary, as shown in the Summary Compensation Table during the five years of highest earnings, is used in computing benefits under the Pension Plan. In addition, awards under the Executive Incentive Compensation Plan, as shown in the Summary Compensation Table during the five years of highest earnings, are used in computing benefits under the Supplemental Executive Retirement Plan. The estimated years of service for each named executive is: William T. McCormick, Jr., 22.22 years; Victor J. Fryling, 22.00 years; David W. Joos, 25.80 years; Alan M. Wright, 13.59 years; and Paul A. Elbert, 31.66 years.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

                            Compensation Philosophy

    The Corporation's executive compensation program is directed by a committee composed entirely of independent outside directors. The Committee is responsible for determining and administering executive compensation policies and plans as well as reviewing and recommending officer appointments to the Board of Directors. The Committee also has the responsibility for approving both annual compensation and awards under long-term stock ownership programs. Such programs seek to enhance the profitability of the Corporation and, hence, shareholder value by aligning the financial interests of the Corporation's officers with those of its shareholders. In doing so, the Committee relies to a large degree on incentive compensation including stock-related awards to attract and retain outstanding officers.

    Compensation for Mr. McCormick and the other executive officers consists of a base salary, which is intended to be at the competitive median of the amounts paid to senior executives with equivalent positions at other energy companies of comparable size, and substantial annual and long-term incentive compensation closely tied to the Corporation's success in achieving earnings, stock appreciation and other performance goals. The incentive program is also designed to be competitive with plans of other comparable energy companies and variable "at risk" compensation is intended to be above median in years when the corporation meets or exceeds its performance goals, which in recent years have exceeded industry norms in terms of earnings and dividend growth.

                              Annual Compensation

    Just prior to the beginning of each fiscal year, the Committee reviews the base salary of Mr. McCormick and the other officers and approves annual salaries for them based on industry, peer group, and national surveys and judgment as to the past and expected future contributions of each individual. In the case of Mr. McCormick, such judgment also involves the Committee's assessment of his past performance and its expectation as to his future contribution in leading the Corporation.

    The annual incentive compensation (bonus) payment, if any, is based on the Corporation's success in meeting challenging earnings per share goals set by the Committee at the beginning of each year. In addition, individual performance goals are established for each executive officer for specific financial, operating and management achievements. Following the end of each year, the results on a corporate and individual basis are reviewed by the Committee to determine the appropriate awards. Under the Corporation's Executive Incentive Compensation Plan for 1997, because the Corporation achieved 97.8% of its earnings goal, the Committee granted annual incentive bonuses to officers, including those shown in the Summary Compensation Table. The Plan has a threshold payout at 80% of the earnings per share goal and a maximum payout at 120% of goal. Mr. McCormick's award was based on a standard award under the Plan of 75% of his salary, adjusted to reflect the Committee's judgement as to his leadership performance for the year and his achievement of specific, predetermined goals.

                             Long-Term Compensation

    The last element of executive compensation considered by the Committee during each year is long-term incentive awards in the form of stock options and restricted stock awards under the Corporation's Performance Incentive Stock Plan. The Committee believes such awards are desirable in encouraging Common Stock ownership by executives, thus linking their interests directly to that of other shareholders. Therefore, in 1997, the Committee decided to grant stock options with an exercise price equal to the market price on the date of the grant to the officers, including those shown in the above charts. Options have been granted annually, usually for approximately the same number of shares. The Committee believes grants should be made annually on a generally consistent basis. In determining grants, the Committee weighed a number of factors including prior grants and corporate performance. The Committee also awarded performance-based restricted stock which will vest at the rate of 25% per year after two years, with 100% vested after five years. However, the nominal restricted stock award will be paid only if the average annual shareholder return target of 15% is achieved for each three-year performance period. If the average annual shareholder return is less than the target, then the award will be smaller, and if the return is more than the target, then the award will be greater.

                           Compensation Deductibility

    The Committee has reviewed the Corporation's compensation plans and the applicability of Section 162(m) of the Internal Revenue Code and regulations thereunder dealing with federal income tax deductibility for compensation in excess of $1 million. The Committee believes that awards of stock options and vesting of performance based restricted stock under the Corporation's Performance Incentive Stock Plan are not considered compensation under the regulations of Section 162(m), because both have been approved by shareholders and are based on pre-established performance goals. However, bonus awards under the Executive Incentive Compensation Plan are considered compensation because the Committee believes that it is in the best interests of the Corporation to retain maximum flexibility in rewarding superior performance.

                            Compensation Consultant

    In connection with its ongoing independent review of executive compensation, the Committee has retained Hewitt Associates, a recognized compensation and benefit consultant, to assist the Committee in evaluating the appropriateness and competitiveness of its compensation policies and programs.

    Submitted by the Organization and Compensation Committee: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth Whipple, and John B. Yasinsky.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG CMS ENERGY CORPORATION, S&P 500 INDEX & DOW JONES UTILITY INDEX

                   MEASUREMENT PERIOD                           CMS                              DOW JONES
                 (FISCAL YEAR COVERED)                         ENERGY           S&P 500           UTILITY
1992                                                                   100               100               100
1993                                                                   140               110               109
1994                                                                   132               112                92
1995                                                                   179               153               122
1996                                                                   209               188               132
1997                                                                   281               251               163

Total return assumes reinvestment of dividends.

Fiscal years ending December 31.

Assumes the value of the investment in the Corporation's common stock and each index was $100 on December 31, 1992.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

    Subject to the approval of the shareholders, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Corporation for the year 1998. Arthur Andersen LLP also served as the Corporation's auditors for the year 1997. A representative of Arthur Andersen LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement and respond to appropriate questions.

    Approval of the proposal to ratify the appointment of auditors requires the affirmative vote of a majority of the shares of Common Stock present at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF
AUDITORS

                              SHAREHOLDER PROPOSAL

    Gary M. Ruffner, 4801 Illana, Lansing, Michigan 48910, owner of 108 shares of Common Stock, has notified the Corporation that he intends to present the following proposal for action at the meeting:

    Whereas, continuing deregulation of the utility industry will force companies, including Consumers Energy, to question the underlying corporate assumptions about mission service and cost, and

    Whereas, users and consumers of Consumers Energy service will be bombarded with a massive campaign by other providers, private and public, to accept competing power and services, and

    Whereas, consumers and the public need to more fully understand the factors like quality, safety, reliability, being a provider of stable community jobs, corporate dedication to community goals, and overall company accountability that make a utility worthy to be regarded as a "Utility of Choice" by its users and consumers,

    Therefore, be it resolved, that the shareholders urge the Board of Directors to strengthen the Company's internal commitment to continuing to be the "Utility of Choice" by its users and consumers through adoption of the following five point program:

    1. That the Board of Directors receive more input and comment from consumers and representatives of the Company's employee and Union groups, and undertake the joint drafting of a clear statement of the Company's responsibilities to quality, safety, reliability, being a provider of stable community jobs, corporate dedication to community goals and overall Company accountability which taken together, make a utility worthy to be regarded as a "Utility of Choice" by its users and consumers;

    2. That the Compensation Committee be urged to consider the inclusion of "Utility of Choice" indicators in the corporate performance factors used in the calculation of compensation for utility and generating company officials;

    3. That the Company publish the "Utility of Choice" guidelines to give consumers and users a basis for calculation when considering energy and service alternatives, and as the basis of questions to ask competitors who seek to have consumers and users change service;

    4. That the Company use "Utility of Choice" guidelines in its legislative education and lobbying efforts so as to have our public officials understand the importance of an expanded long-term cost/benefit analysis in the era of utility deregulation;

    5. That the Company make the "Utility of Choice" campaign a priority by setting a January 1, 1999 deadline for the completion of the statement and the utility and generating Company's implementation of their reports and recommendations.

                           DIRECTORS' RECOMMENDATION

    The Board of Directors recommends a vote AGAINST the above shareholder proposal for the following reasons:

    This is the second time Mr Ruffner has submitted this proposal. Last year it was overwhelmingly rejected by shareholders, with only 3.5% of the Corporation's outstanding shares supporting the proposal.

    The Board continues to believe that the proposal does not recognize that the Corporation's subsidiary, Consumers Energy Company, has had for many years a Strategic Plan consisting of its Vision, Goals and Creed. The beliefs embodied in the existing Creed already include pledges to "our customers, employees, shareholders, . . . and neighbors" to "facilitate training and career development and promote employee fulfillment, . . . to provide a safe, clean, and productive work environment, . . . to protect the environment, and the locations where we operate to preserve them for the benefit of the communities we serve and, to be good corporate citizens through charitable giving and voluntary service to our communities . . ."

    The Board strongly believes that management and employees of Consumers Energy have a strong commitment and dedication to these principles.

    Management of Consumers developed the Strategic Plan to ensure the company's success in the evolving competition in the utility industry which will provide substantial benefits to "shareholders, employees and the communities we serve."

    Also importantly, the Board thinks the inclusion of the suggested indicators in determining executive compensation is inconsistent with its financial results and shareholder value oriented compensation philosophy as outlined in the report of the Organization and Compensation Committee above, and would unduly limit the flexibility of that Committee. Also, by requiring Consumers to publicize utility of choice guidelines, the proposal ignores the generally accepted principle that electric customers will choose their provider only on the basis of cost and reliability and not on soft and nebulous considerations, which may tend to dilute Consumers' marketing message. In mandating Consumers to use the guidelines in its legislative efforts, the proposal could severely limit Consumers' effectiveness in appealing to various constituencies with differing requirements. By establishing an arbitrary implementation date, the proposal effectively short circuits thoughtful consideration of its efficacy.

    Thus, the Board firmly believes the proposal should be rejected because, in general, it attempts to impinge on management's conduct of the ordinary business of a separate subsidiary company and to direct the specific details of the implementation of guidelines which are already reflected in long-held company policies and philosophies as embodied in Consumers' Strategic Plan.

    Adoption of the above shareholder proposal requires the affirmative vote of a majority of the shares of Common Stock present at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL

                        1999 PROXY STATEMENT INFORMATION

    A shareholder who intends to submit a proposal for consideration at the 1999 annual meeting pursuant to the applicable rules of the Securities and Exchange Commission must send the proposal to reach the Corporation's Corporate Secretary on or before December 22, 1998. The proposals should be addressed to: Mr. Thomas
A. McNish, Corporate Secretary, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

    The cost of solicitation of proxies will be borne by the Corporation. Proxies may be solicited by officers and other employees of the Corporation or its subsidiaries or affiliates, personally or by telephone, facsimile or mail. The Corporation has arranged for Morrow & Co., Inc. of 909 Third Ave., New York, New York 10022, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $20,000, plus incidental expenses. The Corporation may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of shares of stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

                               -   -   -   -   -

                 PLEASE MARK, SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE

              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

CMS ENERGY                    COMMON STOCK PROXY
                     SOLICITED BY THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF SHAREHOLDERS


The undersigned appoints W .T. MC CORMICK, JR. and T. A. MC NISH, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan on May 22, 1998 and at any adjournment or adjournments thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting; all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS AND THE RATIFICATION OF APPOINTMENT OF AUDITORS AND AGAINST THE SHAREHOLDER PROPOSAL.



                                          PLEASE VOTE, SIGN AND DATE THIS PROXY
                                          ON THE REVERSE SIDE AND RETURN IT IN
                                          THE ENCLOSED ENVELOPE.

                                          THANK YOU FOR YOUR PROMPT RESPONSE.






                       PLEASE VOTE, SIGN AND DATE BELOW


[ ] TO VOTE AS RECOMMENDED by the Board of Directors on all items, MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY. (No additional boxes need be marked. If additional boxes are marked, this box will take precedence.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
-----------------------------------------------------------
(1) ELECTION OF              [ ] FOR all nominees listed below (except as indicated below)
    DIRECTORS                [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

William T. McCormick, Jr., John M. Deutch, James J. Duderstadt, Kathleen R. Flaherty, Victor J. Fryling, Earl D. Holton,
William U. Parfet, Percy A. Pierre, Kenneth Whipple and John B. Yasinsky

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------------------------------------------------------
(2) Ratification of appointment of auditors                           PLEASE SIGN, DATE AND RETURN THIS PROXY
    [ ] FOR  [ ] AGAINST   [ ] ABSTAIN                                IN THE ENCLOSED ENVELOPE. NO POSTAGE IS
                                                                      NEEDED IF MAILED IN THE UNITED STATES.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST THE FOLLOWING PROPOSAL:

(3) Shareholder Proposal recommending that the Board adopt a          Signed____________________________________________________
    five point program involving customer selection of power
    supplier
       [  ] AGAINST    [ ] FOR   [ ] ABSTAIN                          Dated________________________________________________,1998

